EXHIBIT 16.1

Armanino LLP 2700 Camino Ramon Suite 350 San Ramon, CA 94583-5004
925 790 2600	main
925 790 2601	fax
armanino.com

August 7, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of Cosmos Health Inc. dated August 7, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Armanino LLP San Ramon, California